EXHIBIT 99.1

News Release	Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: May 2, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Partners Reports First Quarter 2018 Financial Results

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced its financial results for the three months ended March 31, 2018.
First-Quarter 2018 Highlights

•	1Q 2018 Net Income of $360 Million

•	1Q 2018 Adjusted EBITDA of $1.122 Billion, Up $5 Million vs. 1Q 2017

•	All Three Current Business Segments Improved Year-Over-Year Adjusted EBITDA

•	Current Business Segments Increased Adjusted EBITDA by $53 Million or 5% in 1Q 2018 vs. 1Q 2017

•	Cash Distribution Coverage Ratio of 1.33x

•	In 2018, Williams Partners Has Set One- and Three-Day Delivery Records on Transco and Established Three New Volume Records on Susquehanna Supply Hub

•	Williams Partners Analyst Day Set for May 17

Summary Financial Information	1Q
Amounts in millions, except per-unit amounts. Per unit amounts are reported on a diluted basis. All amounts are attributable to Williams Partners L.P.	2018		2017

GAAP Measures
Cash Flow from Operations	$752		$852
Net income (loss)	$360		$634
Net income (loss) per common unit	$0.37		$0.68

Non-GAAP Measures (1)
Adjusted EBITDA	$1,122		$1,117
DCF attributable to partnership operations	$784		$752
Cash distribution coverage ratio	1.33	x	1.33	x

(1) Adjusted EBITDA, distributable cash flow (DCF) and cash distribution coverage ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

First-Quarter 2018 Financial Results
Williams Partners reported unaudited first-quarter 2018 net income attributable to controlling interests of $360 million, a $274 million decrease from first-quarter 2017. The unfavorable change was driven primarily by the absence of a $269 million gain in first-quarter 2017 associated with a transaction involving certain joint-venture interests in the Permian basin and Marcellus shale. Commodity margins were $59 million lower due primarily to the absence of margins from the Geismar olefins facility, which was sold July 6, 2017. The unfavorable change also reflects the absence of $43 million of gains on early retirement of debt and contract settlements and terminations, and $25 million lower equity earnings due primarily to lower earnings at Discovery Producer Services. Partially offsetting the decreases were $90 million increased service revenues due primarily to Transco expansions and higher gathered volumes in the partnership's West business segment and $28 million lower operating and maintenance (O&M) and selling, general and administrative (SG&A) expenses.

Williams Partners reported first-quarter 2018 Adjusted EBITDA of $1.122 billion, a $5 million increase over first-quarter 2017. The partnership's current business segments improved by $53 million over the same time period in 2017, driven by $58 million increased revenues from Transco expansion projects being placed into service in 2017 and 2018 and a $14 million increase in natural gas liquids margins. Partially offsetting the increases was a $23 million decrease in proportional EBITDA from joint ventures due primarily to a significant decline in volumes on the Discovery system. The improvement from the current business segments was partially offset by the absence of $49 million Adjusted EBITDA earned in first-quarter 2017 from the NGL & Petchem Services segment primarily as a result of the sale of the Geismar olefins facility on July 6, 2017.

Distributable Cash Flow and Distributions
For first-quarter 2018, Williams Partners generated $784 million in distributable cash flow (DCF) attributable to partnership operations, compared with $752 million in DCF attributable to partnership operations for first-quarter 2017. DCF was favorably impacted by the partnership's change in Adjusted EBITDA and a $12 million decrease in net interest expense. DCF was unfavorably impacted by a $47 million increase in maintenance capital expenditures. Beginning with first-quarter 2018 results, the partnership has discontinued the adjustment which removed the DCF associated with 2016 contract restructuring prepayments in the Barnett Shale and Mid-Continent region. This first-quarter 2017 adjustment to DCF was a reduction of $58 million. For first-quarter 2018, the cash distribution coverage ratio was 1.33x.

Williams Partners recently announced a regular quarterly cash distribution of $0.614 per unit, payable May 11, 2018, to its common unitholders of record at the close of business on May 4, 2018.

CEO Perspective
Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

“The organization utilized our stable foundation of advantaged positions to deliver another impressive quarter of steady growth driven once again by our consistent fee-based revenue growth as all three of our current business segments demonstrated year-over-year improvement in Adjusted EBITDA.

“The demand for low-cost U.S. natural gas continues to increase as reflected in the year-over-year growth in fee-based revenues that occurred thanks in large part to our ‘Big 5’ Transco expansions being placed into service last year. And that demand continues as we recently filed our application with FERC for our Southeastern Trail expansion project, another fully-subscribed Transco expansion.

“I’m extremely pleased with our project execution and operational performance in 2018. Already this year, we have set one- and three-day delivery records on Transco, established three new volume records on our Susquehanna Supply Hub, started construction on the Gulf Connector’s 475 MMcf/d Gulf Coast LNG delivery expansion, reached several key milestones on the 1,700 MMcf/d Atlantic Sunrise project, placed Phase 2 of the Garden State Transco expansion into service, and also placed additional gathering expansions into service on our Susquehanna Supply Hub in Pennsylvania and Wamsutter Gathering System in Wyoming.

“No one is as well positioned as Williams to capture the ongoing demand growth of natural gas in the U.S., and we look forward to updating investors about our significant achievements and plans for the future at our Analyst Day event May 17.”

Business Segment Results
For first-quarter 2018 results, Williams Partners' operations are comprised of the following reportable segments: Atlantic-Gulf, West, and Northeast G&P. Following the sale of Williams Partners' ownership interest in the Geismar olefins plant on July 6, 2017, the partnership's NGL & Petchem Services segment no longer contained any operating assets.

Amounts in millions	1Q 2018			1Q 2017
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Atlantic -Gulf	$451	$15	$466	$450	$3	$453
West	413	(7)	406	385	4	389
Northeast G&P	250	—	250	226	1	227
NGL & Petchem Services	—	—	—	51	(2)	49
Other	(7)	7	—	20	(21)	(1)
Total	$1,107	$15	$1,122	$1,132	($15)	$1,117

Williams Partners uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling these measures to net income are included in this news release.

Atlantic-Gulf
This segment includes the partnership’s interstate natural gas pipeline, Transco, and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One (a consolidated entity), which is a proprietary floating production system, and various petrochemical and feedstock pipelines in the Gulf Coast region, as well as a 50 percent equity-method investment in Gulfstream, a 41 percent interest in Constitution (a consolidated entity) which is developing a pipeline project, and a 60 percent equity-method investment in Discovery.

The Atlantic-Gulf segment reported Modified EBITDA of $451 million for first-quarter 2018, compared with $450 million for first-quarter 2017. Adjusted EBITDA increased by $13 million to $466 million for the same time period. Modified EBITDA reflects a $58 million increase in revenues due to Transco expansions being placed into service, partially offset by a $29 million decrease in proportional EBITDA from joint ventures due primarily to a significant decline in volumes on the Discovery system's Hadrian field and an increase in segment expenses mainly related to pipeline integrity program costs. Modified EBITDA was also unfavorably impacted by an $11 million non-cash adjustment to the regulatory liabilities associated with the Tax Cuts and Jobs Act of 2017 ("Tax Reform Act"), which is excluded from Adjusted EBITDA.

West
This segment includes the partnership’s interstate natural gas pipeline, Northwest Pipeline, and natural gas gathering, processing, and treating operations in New Mexico, Colorado, and Wyoming, as well as the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware and Permian basins. This reporting segment also includes an NGL and natural gas marketing business, storage facilities, and an undivided 50 percent interest in an NGL fractionator near Conway, Kansas, and a 50 percent equity-method investment in OPPL. The partnership completed the sale of its 50 percent equity-method investment in a Delaware Basin gas gathering system in the Mid-Continent region during first-quarter 2017.

The West segment reported Modified EBITDA of $413 million for first-quarter 2018, compared with $385 million for first-quarter 2017. Adjusted EBITDA increased by $17 million to $406 million. Gathered volumes were higher in nine of 10 franchises versus first-quarter 2017. Increased fee-based revenue from higher volumes was partially offset by lower rates charged by Northwest Pipeline under its 2017 rate stipulation and settlement agreement. The improvement also reflects $16 million increased commodity margins, and a decrease in segment expenses partially offset by decreased proportional EBITDA from joint ventures, due in part to the partnership's sale of its interests in certain non-operated Delaware Basin assets in first-quarter 2017.

Northeast G&P
This segment includes the partnership’s natural gas gathering and processing, compression and NGL fractionation businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia and Utica Shale region of eastern Ohio, as well as a 66 percent interest in Cardinal (a consolidated entity), a 62 percent equity-method investment in UEOM, a 69 percent equity-method investment in Laurel Mountain, a 58 percent equity-method investment in Caiman II, and Appalachia Midstream Services, LLC, which owns an approximate average 66 percent equity-method investment in multiple gas gathering systems in the Marcellus Shale.

The Northeast G&P segment reported Modified EBITDA of $250 million for first-quarter 2018, compared with $226 million for first-quarter 2017. Adjusted EBITDA increased by $23 million to $250 million. The improvement was driven primarily by $11 million increased fee-based revenues due in large part to higher volumes from the partnership's Susquehanna Supply Hub and Ohio River Supply Hub. Results for the current year also benefited from an $11 million increase in proportional EBITDA of joint ventures due largely to the partnership's increase in ownership in two Marcellus shale gathering systems in first-quarter 2017 as well as higher volumes gathered by those systems.

NGL & Petchem Services
In first-quarter 2017, this segment produced $51 million in Modified EBITDA and $49 million in Adjusted EBITDA. As of July 7, 2017, this segment no longer contained any operating assets following the sale of the Geismar olefins facility on July 6, 2017.

2018 Guidance
The partnership's guidance for Adjusted EBITDA, distributable cash flow, expected distribution growth, cash distribution coverage ratio, and debt to EBITDA remains unchanged. The partnership continues to identify attractive new growth capital projects and plans to provide an update on its capital expenditures guidance for these new projects at its annual Analyst Day event. These new projects are expected to contribute to EBITDA for 2019 and beyond.

Williams Partners, Williams Analyst Day Set for May 17
Williams Partners and Williams are scheduled to host their 2018 Analyst Day event May 17, 2018. During the event, Williams' management will give in-depth presentations covering all of the partnership's and company's energy infrastructure businesses. This year's Analyst Day meeting is scheduled to begin at 8:15 a.m. Eastern Time (7:15 a.m. Central Time) and run approximately four hours. Presentation slides along with a link to the live webcast will be accessible at www.williams.com the morning of May 17. A replay of the 2018 Analyst Day webcast will also be available on the website for at least 90 days following the event.

Williams Partners’ First-Quarter 2018 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams Partners’ first-quarter 2018 financial results package will be posted shortly at www.williams.com. The materials will include the analyst package.

Williams Partners and Williams will host a joint Q&A live webcast on Thursday, May 3, 2018, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (888) 394-8218. International callers should dial (323) 794-2149. The conference ID is 8527513. The link to the webcast, as well as replays of the webcast, will be available for at least 90 days following the event at www.williams.com.
Form 10-Q
The partnership plans to file its first-quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) this week. Once filed, the document will be available on both the SEC and Williams Partners websites.

Definitions of Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, distributable cash flow and cash distribution coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

We define distributable cash flow as Adjusted EBITDA less maintenance capital expenditures, cash portion of net interest expense, income attributable to noncontrolling interests and cash income taxes, plus WPZ restricted stock unit non-cash compensation expense and certain other adjustments that management believes affects the comparability of results. Adjustments for maintenance capital expenditures and cash portion of interest expense include our proportionate share of these items of our equity-method investments.

We also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio using the most directly comparable GAAP measure, net income (loss).

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership's assets and the cash that the business is generating.

Neither Adjusted EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams Partners
Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

Forward-Looking Statements
The reports, filings, and other public announcements of Williams Partners L.P. (WPZ) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Levels of cash distributions with respect to limited partner interests;

•	Our and our affiliates’ future credit ratings;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether we will produce sufficient cash flows to provide expected levels of cash distributions;

•	Whether we elect to pay expected levels of cash distributions;

•	Whether we will be able to effectively execute our financing plan;

•	Availability of supplies, including lower than anticipated volumes from third parties served by our business, and market demand;

•	Volatility of pricing including the effect of lower than anticipated energy commodity prices and margins;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate, and timely execute our capital projects and other investment opportunities in accordance with our forecasted capital expenditures budget;

•	Our ability to successfully expand our facilities and operations;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards, unforeseen interruptions, and the availability of adequate insurance coverage;

•
The impact of existing and future laws (including, but not limited to, the Tax Cuts and Jobs Act of 2017), regulations (including, but not limited to, the FERC's "Revised policy Statement of Income Taxes" in Docket No. PL17-1-000), the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Limited partner units are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the risk factors discussed above in addition to the other information contained herein. If any of such risks were actually to occur, our business, results of operations, and financial condition could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and unitholders could lose all or part of their investment.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2018.
# # #

Williams Partners L.P.
Reconciliation of Non-GAAP Measures
(UNAUDITED)
	2017					2018
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Williams Partners L.P.
Reconciliation of "Net Income (Loss)" to "Modified EBITDA", Non-GAAP "Adjusted EBITDA" and "Distributable cash flow"

Net income (loss)	$660	$348	$284	$(317)	$975	$384
Provision (benefit) for income taxes	3	1	(1)	3	6	—
Interest expense	214	205	202	201	822	209
Equity (earnings) losses	(107)	(125)	(115)	(87)	(434)	(82)
Other investing (income) loss - net	(271)	(2)	(4)	(4)	(281)	(4)
Proportional Modified EBITDA of equity-method investments	194	215	202	184	795	169
Depreciation and amortization expenses	433	423	424	420	1,700	423
Accretion expense associated with asset retirement obligations for nonregulated operations	6	11	8	8	33	8
Modified EBITDA	1,132	1,076	1,000	408	3,616	1,107
Adjustments
Estimated minimum volume commitments	15	15	18	(48)	—	—
Severance and related costs	9	4	5	4	22	—
Settlement charge from pension early payout program	—	—	—	35	35	—
Regulatory charges resulting from Tax Reform	—	—	—	713	713	4
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2
ACMP Merger and transition costs	—	4	3	4	11	—
Constitution Pipeline project development costs	2	6	4	4	16	2
Share of impairment at equity-method investment	—	—	1	—	1	—
Geismar Incident adjustment	(9)	2	8	(1)	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—
Impairment of certain assets	—	—	1,142	9	1,151	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—
Organizational realignment-related costs	4	6	6	2	18	—
(Gain) loss related to Canada disposition	(3)	(1)	4	4	4	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—
Accrual for loss contingency	9	—	—	—	9	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—
Expenses associated with Financial Repositioning	—	2	—	—	2	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—
Total EBITDA adjustments	(15)	28	101	742	856	15
Adjusted EBITDA	1,117	1,104	1,101	1,150	4,472	1,122

Maintenance capital expenditures (1)	(53)	(100)	(136)	(154)	(443)	(100)
Interest expense - net (2)	(224)	(216)	(207)	(208)	(855)	(212)
Cash taxes	(5)	(1)	(4)	(2)	(12)	(1)
Income attributable to noncontrolling interests (3)	(27)	(32)	(27)	(27)	(113)	(25)
WPZ restricted stock unit non-cash compensation	2	1	1	1	5	—
Amortization of deferred revenue associated with certain 2016 contract restructurings (4)	(58)	(58)	(59)	(58)	(233)	—
Distributable cash flow attributable to Partnership Operations	752	698	669	702	2,821	784

Total cash distributed (5)	$567	$574	$574	$574	$2,289	$588

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash distributed	1.33	1.22	1.17	1.22	1.23	1.33
Net income (loss) divided by Total cash distributed	1.16	0.61	0.49	(0.55)	0.43	0.65

(1) Includes proportionate share of maintenance capital expenditures of equity investments.
(2) Includes proportionate share of interest expense of equity investments.
(3) Excludes allocable share of certain EBITDA adjustments.
(4) Beginning first quarter 2018, as a result of the extended deferred revenue amortization period under the new GAAP revenue standard, we have discontinued the adjustment associated with these 2016 contract restructuring payments. The adjustment would have been $32 million for the first quarter of 2018.

(5) Cash distributions for the first quarter of 2017 have been decreased by $6 million to reflect the amount paid by WMB to WPZ pursuant to the January 2017 Common Unit Purchase Agreement.

Williams Partners L.P.
Reconciliation of “Modified EBITDA” to Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Modified EBITDA:
Northeast G&P	$226	$247	$115	$231	$819	$250
Atlantic-Gulf	450	454	430	(96)	1,238	451
West	385	356	(615)	286	412	413
NGL & Petchem Services	51	30	1,084	(4)	1,161	—
Other	20	(11)	(14)	(9)	(14)	(7)
Total Modified EBITDA	$1,132	$1,076	$1,000	$408	$3,616	$1,107

Adjustments:
Northeast G&P
Severance and related costs	$—	$—	$—	$—	$—	$—
Share of impairment at equity-method investments	—	—	1	—	1	—
ACMP Merger and transition costs	—	—	—	—	—	—
Impairment of certain assets	—	—	121	—	121	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—
Settlement charge from pension early payout program	—	—	—	7	7	—
Organizational realignment-related costs	1	1	2	—	4	—
Total Northeast G&P adjustments	1	1	131	7	140	—
Atlantic-Gulf
Potential rate refunds associated with rate case litigation	—	—	—	—	—	—
Severance and related costs	—	—	—	—	—	—
Constitution Pipeline project development costs	2	6	4	4	16	2
Settlement charge from pension early payout program	—	—	—	15	15	—
Regulatory charges resulting from Tax Reform	—	—	—	493	493	11
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2
Organizational realignment-related costs	1	2	2	1	6	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—
Total Atlantic-Gulf adjustments	3	8	1	529	541	15
West
Estimated minimum volume commitments	15	15	18	(48)	—	—
Severance and related costs	—	—	—	—	—	—
ACMP Merger and transition costs	—	—	—	—	—	—
Impairment of certain assets	—	—	1,021	9	1,030	—
Settlement charge from pension early payout program	—	—	—	13	13	—
Regulatory charge associated with Tax Reform	—	—	—	220	220	(7)
Organizational realignment-related costs	2	3	2	1	8	—
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—
Total West adjustments	4	16	1,041	195	1,256	(7)
NGL & Petchem Services
Impairment of certain assets	—	—	—	—	—	—
(Gain) loss related to Canada disposition	(3)	(1)	4	4	4	—
Severance and related costs	—	—	—	—	—	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—
Geismar Incident adjustments	(9)	2	8	(1)	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—
Accrual for loss contingency	9	—	—	—	9	—
Total NGL & Petchem Services adjustments	(2)	(7)	(1,083)	3	(1,089)	—
Other
Severance and related costs	9	4	5	4	22	—
ACMP Merger and transition costs	—	4	3	4	11	—
Expenses associated with Financial Repositioning	—	2	—	—	2	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7
Total Other adjustments	(21)	10	11	8	8	7

Total Adjustments	$(15)	$28	$101	$742	$856	$15

Adjusted EBITDA:
Northeast G&P	$227	$248	$246	$238	$959	$250
Atlantic-Gulf	453	462	431	433	1,779	466
West	389	372	426	481	1,668	406
NGL & Petchem Services	49	23	1	(1)	72	—
Other	(1)	(1)	(3)	(1)	(6)	—
Total Adjusted EBITDA	$1,117	$1,104	$1,101	$1,150	$4,472	$1,122